EXHIBIT 10.35.3

CREDIT FACILITIES AGREEMENT
THE UNDERSIGNED:
SOCIÉTÉ GÉNÉRALE, a société anonyme with a share capital of 542,860,226.25 euros, having its registered office at 29 Boulevard Haussmann, 75009 Paris, with sole identification number 552 120 222 RCS PARIS, represented by Mr. Gérard BARGER, in his capacity of Deputy Manager of La Défense Entreprises Branch,
(hereinafter the “Bank”)
AND:
The Company BUSINESS OBJECTS, a société anonyme with a share capital of 9,533,246.40 euros, having its registered office at 157-159 rue Anatole France, 92300 Levallois-Perret, with sole identification number 379 821 994 RCS Nanterre, represented by Mr. John SCHWARZ, in his capacity of Chief Executive Officer,
(hereinafter the “Client”)
HEREBY AGREE AS FOLLOWS:
ARTICLE 1 — AMOUNT, DURATION AND PURPOSE OF THE CREDIT FACILITIES
The Bank hereby grants to the Client credit facilities, which can be used in EUR, USD or CAD in a maximum amount of 100,000,000 EUR (one hundred million euros) as of the effective date of this Agreement, i.e. March 1st, 2006 (the “Effective Date”) and until February 28, 2007, the date by which these credit facilities shall be fully repaid in capital and interest (the “credit facilities repayment date”).
These credit facilities consist of:
➢	A credit facility of 60,000,000 EUR (sixty million euros) to satisfy general corporate financing requirements

➢	A bridge loan of 40,000,000 EUR (forty million euros) to acquire companies, in waiting of various forthcoming medium or long term financings

ARTICLE 2 — DRAWINGS
2.1 — Definitions
The term “Available Amount” shall mean, on a given date, the maximum amount of the credit facilities as defined in Article 1, reduced by the aggregate of all outstanding Drawings as of the said date. For the purpose of determining the Available Amount, the aggregate amount of all Drawings made in USD (respectively in CAD) then outstanding shall be converted in EUR by using the exchange rate USD/EUR (respectively CAD/EUR) as published by the Banque de France at or about 4:30 p.m (Paris Time) on the Banking Day preceding the Day when such determination is to be made.
The term “Drawings” shall mean drawings made by the Client in accordance with the provisions of this Agreement.
The term “Banking Day” shall mean a day (other than a saturday or sunday) on which the TARGET system operates, and on which banks are open simultaneously in the euro-zone, in London and in New-York.
The term “Event” shall mean a change in circumstances as defined in article 5 or an event of default as defined in article 8.
2.2 — Condition precedent to first Drawing
The Bank’s obligation to make the first Drawing available to the Client is also subject to the following condition being fulfilled: evidence of the full repayment and expiration of the credit facility agreement signed on December 3rd, 2004 between the Bank and the Client for an amount of 100,000,000 EUR (one hundred million euros) as amended and extended from December 2nd, 2005 to January 16th, 2006 by an amendment letter dated December 2nd, 2005, (copy Appendix 2) and re-extended from January 16th, 2006 to February 28, 2006 by an amendment letter dated January 16, 2006. (copy Appendix 3).
2.3 — Conditions precedent to each Drawing
The Bank’s obligation to make any Drawing available to the Client is also subject to the following conditions being fulfilled :
           — the amount of the Drawing shall be within the limit of the Available Amount, and its maturity date shall not be later than the credit facilities repayment date;
           — there has not occurred any event which constitutes or might constitute an Event.
2.4 — Drawing notice
Each Drawing shall be made on a date corresponding to a Banking Day, and notice thereof shall reach the Bank by 10 a.m. (Paris time) at the latest two Banking Days before the date of making funds available, by receipt of a Drawing notice, in the form of Appendix 1, sent if need be, by fax or by mail (which shall constitute evidence of instructions received). Applications for renewal of Drawings shall be made with the same notice period.

The Drawing notice, duly signed by the Client’s authorized representatives, irrevocably commits the Client, which is required to make the Drawing on the date stipulated in the said Drawing notice.
2.5 — Duration and amount of each Drawing
These credit facilities, which are granted on a 364-day basis, may be drawn through Drawings in EUR, USD or CAD with a duration of ten days to twelve months (yet not exceeding 364 days), any other duration being excluded.
Each Drawing in EUR shall be in an amount equal to at least 1,000,000 EUR (one million euros) or a whole number multiple of 1,000,000 EUR (one million euros). Each Drawing in USD shall be at least in an amount rounded up or down to the nearest whole number of the counter value in USD of 1,000,000 EUR (one million euros) or more by tranches of 1,000,000 EUR (one million euros). Each Drawing in CAD shall be at least in an amount rounded up or down to the nearest whole number of the countervalue in CAD of 1,000,000 EUR (one million euros) or more by tranches of 1,000,000 EUR (one million euros).
Each Drawing shall be repaid on the last Banking Day of the Drawing period, except in case of renewal(s), in which case repayment shall occur on the last Banking Day of the last renewal period.
All the Drawings must be repaid by the credit repayment date.
ARTICLE 3 — FEES - INTEREST - PAYMENTS
3.1 — Commitment fee
A commitment fee of 0.10 % per annum, calculated on the Available Amount on the basis of a 360-day year, shall be paid by the Client to the Bank every quarter on the first Banking Day of the quarter, and for the first time on March 1st, 2006.
3.2 — Interest on the Drawings
3.2.1 — Drawings in EUR
The interest rate applicable to this credit for Drawings made in EUR is the EURIBOR corresponding to the Drawing period or to the Drawing renewal period, as it is published on the TELERATE screen two Banking Days before funds are made available, or before the Drawing renewal, plus a margin of 0.50% per annum. For Drawings the duration of which is less than one month, the one month EURIBOR shall be retained.
The interest shall be calculated on the basis of the exact number of days of the Drawing period, with a divisor of 360.
Interest shall be paid on the last Banking Day of the Drawing period. In case of a Drawing renewal, the interest accrued during the renewal period shall be paid on the last Banking Day of the period of the said renewal. In case of a Drawing of more than six months, the interest corresponding to a six-month period shall be paid at the end of the said period, the balance being paid on the last Banking Day of the Drawing period.

3.2.2 — Definition of EURIBOR
EURIBOR means a rate per annum determined by the Bank and notified to the Client. This rate will be applied to an outstanding amount in EUR for a particular period. It will be determined as follows:
EURIBOR will be the Screen Rate for deposits in EUR for that period. This rate will be determined at or about 11.00 a.m (Brussels time) on the rate fixing date relating to the first day of the period.
“Screen Rate” means the rate shown on Telerate Page 248, or if not available, Reuters Page EURIBOR 01.
3.2.3 — Drawings in USD or CAD
The interest rate applicable to this credit for Drawings made in USD or CAD is the LIBOR corresponding to the Drawing period or to the Drawing renewal period, as it is published two Banking Days before funds are made available, or before the Drawing renewal, plus a margin of 0.50 % per annum. For Drawings the duration of which is less than one month LIBOR shall be retained.
The interest shall be calculated on the basis of the exact number of days of the Drawing period, with a divisor of 360.
Interest shall be paid on the last Banking Day of the Drawing period. In case of a drawing renewal, the interest accrued during the renewal period shall be paid on the last banking Day of the period of the said renewal. In case of a Drawing of more than six months, the interest corresponding to a six-month period shall be paid at the end of the said period, the balance being paid on the last Banking Day of the Drawing period.
3.2.4 Definition of LIBOR
LIBOR means the London Interbank Offered Rate for the USD or the CAD as the case may be, and for a period equivalent to the Drawing period or the renewal period in question, as published by the British Bankers Association on the TELERATE screen (now on p.3750 LIBO) at or about 11.00 a.m (London time).
3.3 — Interest on late payments
3.3.1 Amounts in EUR
All amounts in EUR due under this Agreement shall bear interest from the date of their maturity (whether accelerated or not), until their actual payment, without any prior demand, at the one-day EONIA as published daily, increased by 2% and calculated on a daily basis;
EONIA means the EURO Over Night Index Average. This rate is calculated by the European Central Bank and published by the European Banking Federation on page 247 of the TELERATE screen.
The interest shall be capitalized if it remains due for a full year.

3.3.2 Amounts in USD or CAD
All amounts in USD or CAD due under this Agreement shall bear interest from the date of their maturity (whether accelerated or not), until their actual payment, without any priour demand, at the six-month LIBOR as published daily, increased by 2% and calculated on a daily basis.
The interest shall be capitalized if it remains due for a full year.
3.4. — Continuity clause
Where a variable rate contained in this Agreement has been altered, either in its definition or application, or where such rate has been abolished and replaced by another similar rate, or where a modification is made in the body publishing such rate or in the method of publication, the modified or substitued rate shall automatically apply.
3.5. — Front end fee
A front end fee of Euro 10,000 exclusive of VAT (0.01 % of the total credit) shall be paid by the Client to the Bank at the date of signature of these credit facilities, that is to say on March 1st, 2006.
3.6. — Place of payment and currency
3.6.1
All Payments to the Bank under this Agreement shall be made to the Société Générate branch in “La Défense Entreprises”.
3.6.2
Drawings in EUR: The Client irrevocably authorises the Bank to debit from its account held by said branch (number 30003 04250 01520186782 21) all amounts in EUR necessary for the payment of all sums due in EUR under this Agreement.
3.6.3
Drawings in USD: The Client irrevocably authorises the Bank to debit from its account held by said branch (number 30003 04250 03020186782 62) all amounts in USD necessary for the payment of all sums due in USD under this Agreement.
3.6.4
Drawings in CAD: The Client irrevocably authorises the Bank to debit from its account held by said branch (number 30003 04250 04520186782 06) all amounts in CAD necessary for the payment of all sums due in CAD under this Agreement.
3.7. — Effective global rate
On the assumption that the credit facilities are fully drawn in EUR until the credit facilities repayment date through 3-month renewable Drawings, under the financial conditions set forth in this Agreement and on the assumption that the rate of the 3-month EURIBOR last published on the Effective Date is 2.664 % per annum, the Bank informs the Client, as an illustration, that the period rate for a 3-month period is, on this assumption, 0.8051%. Thus the effective global rate (taux effectif global), which is the annual rate proportional to the period rate, is 3.22% per annum.
On the assumption that the credit facilities are fully drawn in USD until the credit repayment date through 3-month renewable Drawings, under the financial conditions set forth in this Agreement and on the assumption that the rate of the 3-month LIBOR last published on the Effective Date is 4.8225% per annum, the Bank informs the Client, as an illustration, that the period rate for a 3-month period is, on this assumption, 1.3522%. Thus the effective global rate (taux effectif global), which is the annual rate proportional to the period rate, is 5.41% per annum.
On the assumption that the credit facilies are fully drawn in CAD until the credit repayment date through 3-month renewable Drawings, under the financial conditions set forth in this Agreement and on the assumption that the rate of the 3-month LIBOR last published on the date of the signature of this Agreement is 3.855% per annum, the Bank informs the Client, as an illustration, that the period rate for a 3-month period is, on this assumption, 1.1070%. Thus the effective global rate (taux effectif global), which is the annual rate proportional to the period rate, is 4.43% per annum.
Only the drawdown of the credit facilities can permit the calculation of the effective global rate applicable to each Drawing.
ARTICLE 4 — PREPAYMENT
The Client shall not be entitled to prepay one or several outstanding Drawings without the Bank’s prior approval or as otherwise stipulated in this Agreement.
ARTICLE 5 — CHANGES IN CIRCUMSTANCES

5.1	If, following a new legislative or regulatory provision or the interpretation thereof by a competent authority, whether the said provision or authority be French, European or foreign, it should become illegal or impossible for the Bank to maintain its participation in these credit facilities, it shall be automatically terminated and the Client shall prepay all amounts due in capital, interest and fees, increased by all expenses and charges, if any, incurred by the Bank as a result of the said prepayment.

5.2	If, following a new legislative or regulatory provision or the interpretation thereof by a competent authority, whether the said provision or authority be French, European or foreign, the conditions of the Bank’s participation in this credit should be impaired, the Bank shall inform the Client in writing, indicating the estimated amount of the increased cost of its participation or of the reduction of its remuneration in connection with this Agreement, as well as the required compensation, together with supporting evidence thereof.

The Client and the Bank, at the latter’s initiative, shall then consult each other within the shortest time and shall negotiate, for a maximum period of 30 calendar days as from the date of the said notice, with a view to reaching a solution to deal with the situation.

In case of disagreement at the end of the consultation period, the Client shall, within a maximum period of 30 Banking Days following the last day of the said period of 30 days, decide:

—	to ask the Bank to maintain these credit facilities, in which case it shall undertake to bear all additional cost incurred by the Bank, as from the date on which the said cost is being incurred, or

—	to terminate these credit facilities by prepaying all amounts due in capital, interest and fees, increased by all expenses and charges, if any, incurred by the Bank as a result of the said prepayment (including, upon presentation of supporting evidence thereof, the replacement cost, if any, of the funds on the prepayment date).
ARTICLE 6 — REPRESENTATIONS AND UNDERTAKINGS
6.1 — Representations
The Client represents that:

6.1.1	since the closeout date of the last financial year, there has not occurred any event that could have a material adverse effect on the Client’s business, assets or economic, financial or legal situation that has not been disclosed to the Bank;

6.1.2	the financial documents remitted to the Bank in connection with this operation are accurate, have been prepared pursuant to French and/or U.S. generally accepted accounting principles, and offer a true and fair view of the Client’s results for each financial year;

6.1.3	the signature and performance of this Agreement have been duly authorized by the Client’s corporate authorities and do not require any authorization from any competent authority that has not been obtained;

6.1.4	the signature and performance of this Agreement by the Client do not violate its constitutive documents nor any undertaking which is binding upon it and do not violate any applicable law or regulation;

6.1.5	this Agreement is, and shall remain, a valid undertaking binding on it in accordance with its terms.
6.2 — Undertakings
So long as this Agreement shall remain in force, the Client shall:

6.2.1	inform the Bank within two weeks of any event likely to have a material adverse effect on the value of its assets or on its ability to repay these credit facilities or of any event likely to substantially increase its general indebtedness;

6.2.2	promptly supply the Bank, at its demand, with any document or information concerning its economic, accounting and financial situation that the Bank may reasonably request;

6.2.3	supply the Bank, as soon as they are drawn up and within a maximum period of six months following the end of each financial year, with its annual balance sheets, income statements and all related documents required by law, together with the auditors’reports;

6.2.4	not grant any mortgage (“hypothèque”), lien (“privilège”) and security (“nantissement”) including pledge security (“gage”), assignement or transfer of property having the effect to grant security (“cession de propriété a titre de garantie”)as defined under French Law or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, in respect of all or part of its existing or future assets or revenues, to secure any existing or future debt for money borrowed with a term that is less than or identical to the term of this Agreement or (ii) any existing or future undertaking to any person whatsoever as guarantor (individually or collectively the “Non Authorized Security(ies)”), without granting the Bank the right to participate equally and ratably in such Non Authorized Security or, as the Bank’s choice may be, granting the Bank security (in form and substance satisfactory to the Bank) that the Bank deems to be equivalent thereto. For avoidance of doubt, this section 6.2.4 does not prohibit the Client to grant personal warranties as such “cautionnement”, “engagements de porte fort”, “garanties à première demande”, letters of intention and letters of support as long as the Client does not grant any Non Authorized Security to secure such guaranties.
ARTICLE 7 — VOLUNTARY CANCELLATION BY THE CLIENT
The Client may, without penalty or extra cost, by giving not less than one Banking Day prior written notice to the Bank, ask for the reduction of the credit facilities by a minimum amount of 5,000,000 EUR (five million euros) or a multiple of 5,000,000 EUR (five million euros) or the equivalent amount in USD or CAD rounded up or down to the nearest whole number, provided that the amount of the reduction does not exceed the Available Amount.
Any reduction shall be definitive so that the amount of the credit facilities shall be reduced by an amount equivalent to the amount of such reduction.
ARTICLE 8 — EVENTS OF DEFAULT
8.1
If one of the following events should occur:

8.1.1	failure by the Client to pay on due date any amount payable under this Agreement unless its failure to pay is caused by administrative or technical errors and payment is made within five business days of its due date;

8.1.2	failure by the Client to perform any other obligations or undertakings under this Agreement, if such failure to comply to such obligations or undertakings by the Client is

(i) not capable of remedy and

(ii) not remedied within thirty days from its failure;

8.1.3	any representation or statement made by the Client in connection with this Agreement was inaccurate on the date of signature or ceases to be accurate;

8.1.4	the Client ceases to carry on its business or becomes subject to bankruptcy proceedings or judicial winding up or materially misbehaves or its situation becomes irremediably compromised;

8.1.5	Client’s merger, splitting up, voluntary winding up or dissolution;

8.1.6	occurrence of any event that might have a material adverse effect on the Client’s business, assets or economic and financial situation, if such event is

(i) not capable of remedy and

(ii) not remedied within thirty days from its failure;
the Bank shall be entitled (a) to demand immediate repayment of all amounts due hereunder, by sending to the Client a notice by fax confirmed by same day registered mail with acknowledgement of receipt to that effect and/or (b) refuse to make available any further Drawing requested by the Client upon receipt by the Client of the said fax.

8.2	The said notice shall mention the Bank’s intention to apply the provisions of said Article 8. The Bank shall not be required to perform any other formality nor apply to a court for an acceleration order. Payment or regularizations that shall occur after the said notice shall not prevent the said acceleration.
ARTICLE 9 — TAXES AND EXPENSES

9.1	All payments to be made by the Client under of this Agreement shall be made free and clear of any taxes, withholdings or deductions of any nature whatsoever, whether existing or future.

9.2	All expenses incurred by the Bank in connection with a breach of its obligations by the Client under this Agreement, and expenses relating to tax registration, shall be borne by the Client as well.

ARTICLE 10 — NOTICES
Any communication between the parties hereto in connection with this Agreement shall be made (i) in English or with English binding translation of the French communication, (ii) by telex or mail, and confirmed by fax to the following addresses:

- for the Client:	Mr. John SCHWARZ or Mr. Jim TOLONEN
BUSINESS OBJECTS S.A.
157-159 rue Anatole France, 92300 LEVALLOIS-PERRET
Telephone:+1 408 95 6311
Fax: +1 408 894 6509
Mail: jim.tolonen@businessobjects.com
Cc: nell.bradley@businessobject.com

- for the Bank:	SOCIETE GENERALE La Défense Entreprises, 5 place de la pyramide 92088 Paris la Défense Cedex Gérard BARGER or Annie JEGADEN Telephone: 01 46 96 57 13 Fax: 01 46 96 57 09 Mail: Gerard.Barger@socgen.com or such other address as the addressee party may later indicate in writing.
ARTICLE 11 — GOVERNING LAW AND CHOICE OF JURISDICTION
This Agreement shall be governed by the laws of France. All disputes arising out or in connection with its validity, interpretation or performance shall be submitted to the courts in Paris with jurisdiction, provided however that the Bank, and the Bank alone, in whose favour such attribution has been granted, shall have the option of bringing such proceedings before any other courts with jurisdiction.
ARTICLE 12 — ENTRY INTO FORCE
This Agreement will enter into force on the day of its signature.

ARTICLE 13 — ACT RELATIVE TO DATA PROCESSING AND LIBERTIES (ARTICLES 27 AND 31) AND PROFESSIONAL SECRECY
The nominal data collected under this document are mandatory in order to process this transaction. They — as well as those subsequently collected — are intended for the Bank which, except if refused by the client for legitimate reasons, is expressly authorised to store them in electronic data bases, to use them and to communicate them for the same purposes to legal entities of its group, to its brokers and insurers and to third parties or subcontractors for administrative purposes.
The client can refuse, at no cost for it, that the date concerning itself are used for canvassing purposes. Access, rectification and refusal rights can be exercised at the branch of the Bank having collected the information.

Made in Levallois-Perret, on March 1st, 2006

in 2 copies

For SOCIÉTÉ GÉNÉRALE		For BUSINESS OBJECTS SA

Appendix l
FORM OF DRAWING NOTICE TO BE ISSUED BY THE CLIENT

SOCIETE GENERALE La Défense Entreprises 5, place de la pyramide 92088 Paris la Défense Cedex Attention: Gérard BARGER or Annie JEGADEN

Date:
Gentlemen:
We refer to the credit facilities agreement dated                               , 2006. entered into between BUSINESS OBJECTS S.A. and Société Générale for a maximum amount of 100,000,000 EUR (hereinafter the “Credit Agreement”).
We hereby give you notice that pursuant to Article 2 of the Credit Agreement we request you to make available on our account n°                               a Drawing in an amount of                               EUR/USD/CAD2 for a period of                               on                               (indicate the relevant facility — the facility of Euro 60 million to satisfy general corporate financing requirements or the bridge loan of Euro 40 million to acquire companies, in waiting of various forthcoming medium or long term financings)
We confirm that, at the date hereof:
—	the representations set out in Article 6.1 of the Credit Agreement are still true and accurate and
—	no event has occurred constituting or which might constitute an acceleration event pursuant to Article 8 of the Credit Agreement.

For: BUSINESS OBJECTS SA
Name:
Title:

2 Select as appropriate

Appendix 2

BUSINESS OBJECTS SA
Mr. John Schwarz
157 – 159 rue Anatole France

AGENCE LA DEFENSE ENTREPRISES

92300 Levallois-Perret

Puteaux, December 2nd, 2005
AMENDMENT LETTER
Dear Sir,
We make reference to the credit agreement (hereafter called “the credit agreement”) between BUSINESS OBJECTS SA, having its registered office at 157 – 159 rue Anatole France, 92300 Levallois-Perret, with its sole identification number 379 821 994 RCS Nanterre and SOCIETE GENERALE SA, having its registered office at 29 boulevard Haussmann, 75009 Paris, with its sole identification number 552 120 222 RCS Paris, made in Levallois-Perret on December 3rd, 2004 for an amount of 100.000.000 EUR(one hundred million euros).
As commonly agreed between BUSINESS OBJECTS SA and SOCIETE GENERALE, we hereby temporarily extend the maturity date of the credit facility from December 2nd, 2005 to January 16th, 2006 and revise the commitment fee from 0,15% to 0,10% p.a. as of December 2nd, 2005.
All other terms and conditions of the credit agreement remain unchanged.
This amendment letter is submitted to French law and to the jurisdiction of the courts in Paris.
We kindly ask you to acknowledge the temporary extension as proposed.
Yours sincerely,

For SOCIETE GENERALE SA	For BUSINESS OBJECTS SA
Mr. Gerard BARGER	Mr. John Schwarz
Deputy Manager of	CEO of BUSINESS OBJECTS
La Défense Entreprises Branch

/s/ Mr. Gerard Barger	/s/ Mr. John Schwarz
In 2 Copies
TOUR ARIANE - 5, PLACE DE LA PYRAMIDE QUARTIER VILLON 92089 PARIS LA DEFNSE CEDEX
TEL 01 46 96 39 00, CCP PARIS 19,931.48 W. FAX 01 49 96 40 43
SOCIETE CENERAL SOCIETE ANONYMS AU CAPITAL De 556 441 445.75 EUR SIEGE SOCIAL A PARIS 34,86 HAUSSMANN
552 120 222 RCS PARIS

Appendix 2

BUSINESS OBJECTS SA
Mr. John Schwarz
157 – 159 rue Anatole France

AGENCE LA DEFENSE ENTREPRISES

92300 Levallois-Perret

Puteaux, January 16th, 2006
AMENDMENT LETTER
Dear Sir,
We make reference to the credit agreement (hereafter called “the credit agreement”) between BUSINESS OBJECTS SA, having its registered office at 157 – 159 rue Anatole France, 92300 Levallois-Perret, with its sole identification number 379 821 994 RCS Nanterre and SOCIETE GENERALE SA, having its registered office at 29 boulevard Haussmann, 75009 Paris, with its sole identification number 552 120 222 RCS Paris, made in Levallois-Perret on December 3rd, 2004 for an amount of 100.000.000 EUR (one hundred million euros). As modified and amended per an amendment letter dated December 2nd, 2005 until January 16th, 2006.
As commonly agreed between BUSINESS OBJECTS SA and SOCIETE GENERALE, we hereby temporarily re-extend the maturity date of the credit facility from January 16th, 2006 to February 28th, 2006.
All other terms and conditions of the credit agreement remain unchanged.
This amendment letter is submitted to French law and to the jurisdiction of the courts in Paris.
We kindly ask you to acknowledge the temporary extension as proposed.
Yours sincerely,

For SOCIETE GENERALE SA	For BUSINESS OBJECTS SA
Mr. Gérard BARGER	Mr. John Schwarz
Deputy Manager of	CEO of BUSINESS OBJECTS
La Défense Entreprises Branch

/s/ Mr. Gerard Barger	/s/ Mr. John Schwarz
In 2 Copies
TOUR ARIANE - 5, PLACE DE LA PYRAMIDE QUARTIER VILLON 92089 PARIS LA DEFNSE CEDEX
TEL 01 46 96 39 00, CCP PARIS 19,931.48 W. FAX 01 49 96 40 43
SOCIETE CENERAL SOCIETE ANONYMS AU CAPITAL De 556 441 445.75 EUR SIEGE SOCIAL A PARIS 34,86 HAUSSMANN
552 120 222 RCS PARIS